Exhibit 99.1

FOR IMMEDIATE RELEASE
ATTENTION: BUSINESS/FINANCIAL EDITORS
MEDIA CONTACT:
KRISTYNA MUNOZ
(312) 917-8343
KRISTYNA.MUNOZ@NUVEEN.COM

Nuveen to Host Commodity Market Update Conference Call

CHICAGO, August 19, 2014 – Nuveen Investments, a leading global provider of investment services to institutions as well as individual investors, today announced it will host a conference call to provide commentary on the commodity market, the Nuveen Diversified Commodity Fund (NYSE MKT: CFD), and the Nuveen Long/Short Commodity Total Return Fund (NYSE MKT: CTF).

Leading the product and market discussion will be Jon Spencer, President and CIO of Gresham Investment Management LLC, an affiliate of Nuveen Investments. Hosting the call will be Kimberly Flynn, Senior Vice President, Global Structured Products Group of Nuveen Investments.

Details about this public call, scheduled for Tuesday, August 26, 2014, including dial-in information, can be found on our website by clicking here and below. The replay for the call will be available on or before Friday, August 29, 2014.

Nuveen Commodity Update Call
Call Date:	Tuesday, August 26, 2014
Call Time:	2 p.m. Eastern / 1 p.m. Central / 11 a.m. Pacific
Call #:	(866)381-6294
Call ID:	84668874
Replay #:	(800)585-8367
Replay ID:	84668874

Investments in shares of the funds are subject to investment risk, including the possible loss of the entire amount invested. The funds invests primarily in commodity futures contracts and options on commodity futures contracts, which have a high degree of price variability and are subject to rapid and substantial price changes. The funds could incur significant losses on their commodity investments. The funds are not mutual funds, closed-end funds, or any other type of “investment company” within the meaning of the Investment Company Act of 1940, as amended, and are not subject to regulation thereunder. For more information about the funds, including a more complete description of risks, please see Nuveen’s Commodity Exchange-Traded Products’ webpage at: http://www.nuveen.com/CommodityInvestments/.

This is not a solicitation to buy or sell fund shares. The fund does not presently offer any new shares for sale; existing shares trade on the NYSE MKT.

Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutional and individual investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets a wide range of specialized investment solutions which provide investors access to capabilities of its high-quality boutique investment affiliates—Nuveen Asset Management, LLC, Symphony Asset Management LLC, NWQ Investment Management Company, LLC, Santa Barbara Asset Management, LLC, Tradewinds Global Investors, LLC, Winslow Capital Management, LLC and Gresham Investment Management LLC, all of which are registered investment advisers and subsidiaries of Nuveen Investments, Inc. In total, Nuveen Investments managed $231 billion as of June 30, 2014. For more information, please visit the Nuveen Investments website at www.nuveen.com.

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